Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Pier 1 Imports, Inc. Management Restricted Stock Plan and to the incorporation by reference therein of our reports dated April 25, 2006, with respect to the consolidated financial statements of Pier 1 Imports, Inc., Pier 1 Imports, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc., included in its Annual Report (Form 10-K) for the year ended February 25, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
June 19, 2006